Exhibit 2

                            STOCK PURCHASE AGREEMENT


            THIS STOCK PURCHASE AGREEMENT is entered into effective the 22nd day of August, 2005, by and among HIGHLANDS BANKSHARES, INC., a West Virginia bank holding company ("Buyer"), the individuals executing below (collectively, "Sellers"), joined in by THE NATIONAL BANK OF DAVIS, a national banking association ("Bank").
                                    RECITALS:

            WHEREAS, Sellers have evidenced a desire to sell shares of common stock of the Bank (the "Shares"); and
            WHEREAS, Buyer and Sellers have reached agreement with respect to the purchase of all of each of Sellers' Shares by Buyer; and
            WHEREAS, the parties wish to enter into this Agreement with respect to the same.
            NOW, THEREFORE, in consideration of the mutual promises and understandings hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

                                    ARTICLE I
                                 SALE OF SHARES

            1.1 Purchase of Shares. At the Closing, each of Sellers shall transfer all of the Shares owned by each Seller to Buyer, free and clear of any and all liens and encumbrances.
            1.2 Purchase Price. Buyer will pay to each of Sellers the sum of Ten Thousand Four Hundred Dollars ($10,400) per Share (the "Purchase Price"). The Purchase Price shall be payable in cash at the Closing.

            1.3 Deposit of Shares. On execution of this Agreement, each Seller shall deposit with the Bank the certificate or certificates representing the Shares, along with the Stock Power in substantially the form of Exhibit A and substitute Form W-9 in substantially the form of Exhibit B. The Bank shall hold such certificates for delivery to Buyer at the Closing on receipt of a check from Buyer representing the Purchase Price and the satisfaction of all conditions to Closing.
                                   ARTICLE II
                                     CLOSING

            2.1 Time and Place of Closing. The Closing shall take place at the offices of the Bank, William Avenue, Davis, West Virginia, at such time on such date as the parties shall agree, and shall be within thirty days of approvals of this Agreement (including any statutory waiting periods) referred to in Section 9.1(b), (c), (d) and (e), whichever is later.
            2.2   Closing Matters.  The following actions shall occur at the
Closing:
                  a. Certificates Representing the Shares. The Bank shall deliver to Buyer certificates representing the Shares, duly endorsed to Buyer or accompanied with duly exercised stock powers in the Buyer's favor and substitute Forms W-9 in substantially the forms as the attached Exhibits A and B, respectively.
                  b. Other Documents. The parties shall deliver certificates, instruments, and documents customarily delivered in connection with transactions of the type contemplated herein.
            2.3 Expenses. Sellers and Buyer shall each pay their own costs and expenses incurred in connection with the transactions contemplated by this Agreement. Sellers shall be responsible for any income or transfer taxes relating to the sale of the Shares.

                                   ARTICLE III
                                NON-SOLICITATION

            3.1 Non-Solicitation. Through the Closing, Sellers will not negotiate or enter into an agreement with any other party with respect to the sale or transfer of the Shares. Each of Sellers represents and warrants that there are no existing agreements, arrangements, understandings or letters of intent to which he or she is bound with respect to the sale of the Shares of the Bank.
                                   ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES OF SELLER

            Each of Sellers makes the following representations and warranties:
            4.1 Seller Ownership of Shares and Authority. Seller owns all of his or her Shares as the legal owner thereof, with good and marketable title free and clear of any mortgage, pledge, lien, charge, security interest, adverse claims, demands and encumbrance whatsoever. There are no stock transfer restrictions affecting the transfer of the Shares to Buyer. Seller has the power and authority to enter into, to perform his obligations under, and to consummate the transactions and other acts contemplated by, this Agreement. This Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally; (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) applicable law limiting indemnification provisions. Neither the execution and delivery of this Agreement, nor the compliance with and fulfillment of its terms and provisions will violate, conflict with or constitute a breach of or default under the provisions of any agreement or other instrument which binds Seller, or result in the imposition of any lien, charge or encumbrance on any of the assets of the Bank or the Shares, or require any affirmative action of any creditor of Seller.
            4.2 Survival. The representations and warranties contained in
Section 4.1 above shall survive the Closing.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

            5.1 Buyer Ownership of Shares and Authority. Subject to the receipt of all appropriate regulatory authorities as provided in the West Virginia Banking Act ("WVBA") and the rules and regulations of the Federal Deposit Insurance Corporation ("FDIC"), Office of the Comptroller of the Currency ("OCC") and the Board of Governors of the Federal Reserve ("FRB"), Buyer has the power and authority to enter into, to perform his obligations under, and to consummate the transactions and other acts contemplated by, this Agreement. This Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally; (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) applicable law limiting indemnification provisions.
            5.2 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted.

            5.3 Authorization of Agreement. The Board of Directors of Buyer has authorized the execution of this Agreement as set forth herein. Subject to approval by all appropriate regulatory authorities, each has the corporate power to execute and deliver this Agreement, and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize such execution and delivery, the consummation of the transactions contemplated hereby, and upon its execution and delivery (and assuming due execution and delivery by the other parties hereto) this Agreement is a valid and binding agreement of each enforceable in accordance with its terms.
            5.4 No Violation of Other Instruments. Subject to the receipt of the authorizations set forth in Section 5.1, the execution and delivery of this Agreement do not, and the consummation of the Merger will not, (i) violate any provision of the Articles of Incorporation or Bylaws of Buyer, (ii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of, any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which Buyer is a party or by which it is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of Buyer or the transactions contemplated hereby, (iii) violate or conflict with any other material restriction of any kind or character to which Buyer is subject, or (iv) enable any person to enjoin the transactions contemplated hereby. After approval of this Agreement by appropriate regulatory authorities, including but not limited to the FRB, the West Virginia Board of Banking and Financial Institutions, and the FDIC, Buyer will have taken all action required by law and its Articles of Incorporation and Bylaws necessary to authorize the execution and delivery of this Agreement and to authorize the consummation of the transactions contemplated hereby.

            5.5 Regulatory Approvals. Prior to the Closing, Buyer separately and jointly with the Bank, shall use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain: (i) the prior approval of the Merger by the FRB under the Bank Holding Company Act of 1956, as amended, the FDIC, and the West Virginia Board of Banking and Financial Institutions, and (ii) all other consents and approvals of governmental agencies as are required by law or otherwise, and shall do any and all things deemed by Buyer to be necessary or appropriate in order to cause the purchase of shares to be consummated on the terms provided herein.
            5.6 No Actions, Etc. There are no actions, proceedings or investigations pending or, to the knowledge of the executive officers or directors of Buyer, threatened or contemplated against or relating to Buyer, which, individually or in the aggregate, could materially and adversely affect the ability of either to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any action or proceeding. Buyer is not transacting business in violation of any applicable law or regulation which could materially adversely affect the ability of either to consummate the transactions contemplated hereby.
            5.7 Good Faith. Buyer shall use reasonable best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of this Agreement at the earliest practicable date and cooperate fully with the other parties to that end.

            5.8 Knowledge as to Conditions. As of the date hereof, Buyer does not know of any reason relating to Buyer why the approvals, consents and waivers of governmental authorities referred to in Sections 9.1(b) and 9.1(c) should not be obtained in a timely manner; nor is Buyer aware of any conditions or provisions of any actions, reports or examinations or similar regulatory reports or findings which is anticipated to delay or precludes either from entering into the Agreement or obtaining prompt regulatory approval of all applications to be filed in connection with the transactions contemplated by this Agreement, including but not limited to compliance with applicable Community Reinvestment Acts.
            5.9 Press Release. Buyer will consult with the Bank as to the form and substance of any press release or other public disclosure concerning matters related thereto, and, except as required by law or within good faith, shall not issue such release or disclosure without the consent of the Bank.

                                   ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES AND AGREEMENTS OF THE BANK

            Except as set forth in the disclosure schedule to be delivered by the Bank to Buyer on or before fifteen days after the date of this Agreement (the "Disclosure Schedule"), the Bank represents and warrants to and covenants with the Buyer that:

            6.1 Organization and Qualification of the Bank; Subsidiaries. The Bank is duly organized, validly existing and in good standing as a national banking association under the laws of the United States and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. The Bank is qualified to do business in each jurisdiction in which such qualification is required. The issued and outstanding shares of stock of the Bank are all duly authorized, validly issued, fully paid and non-assessable. The Bank has no direct or indirect subsidiaries, and does not own 5% or more of the shares of stock of any other corporation.
            6.2 Authorization of Agreement. The Board of Directors of the Bank has authorized the execution of this Agreement as set forth herein, and subject to the approval by all appropriate regulatory authorities as provided in the National Banking Act and the rules and regulations of the FDIC, the OCC and the FRB, the Bank is has the corporate power and is duly authorized to carry out the transactions contemplated by this Agreement, and upon its execution and delivery (and assuming due execution and delivery by the parties), this Agreement is a valid and binding agreement of the Bank enforceable in accordance with its terms.
            6.3 No Violation of Other Instruments. Subject to the receipt of the authorizations set forth in Section 6.2, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not: (i) violate any provisions of the Bank's Articles of Incorporation or Bylaws, (ii) violate any provision of, or result in the acceleration of any obligation under or in the termination, if applicable, of any mortgage, deed of trust, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment or decree to which the Bank is a party or by which it is bound except for such as would not have a material adverse effect on the financial condition, business, properties, or results of operations of the Bank, taken as a whole, or the transactions contemplated thereby, (iii) violate or conflict with any other material restriction of any kind or character by which the Bank is bound, or
(iv) enable any person to enjoin the transactions contemplated hereby. The Bank has taken all action required by law, the Articles of Association of the Bank, its Bylaws or otherwise, to authorize the execution and delivery of this Agreement and to authorize the consummation of the transactions contemplated hereby.
            6.4 Financial Statements. The balance sheets of the Bank as of December 31, 2004, 2003, and 2002, and its statements of income and cash flows for each of the twelve-month periods ended on such dates, heretofore delivered to Buyer, were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, and those financial statements, as well as the unaudited balance sheet as of June 30, 2005, and the statement of income and cash flows for the six-month period ended June 30, 2005, both of which have been delivered to Buyer, fairly present its financial condition and results of operations as of such date and for such period, subject to normal year-end audit adjustments and without footnotes required by GAAP.
            6.5 No Material Adverse Change. There has been no material adverse change, or development involving a reasonably foreseeable prospective material adverse change, in or affecting the financial condition, businesses, properties, results of operations or prospects of the Bank, taken as a whole, since December 31, 2004.

            6.6 Reports. The Bank has filed all documents and reports required by the OCC or any other regulatory agency with authority over the Bank or its operations, and such reports did not contain, as of the date thereof, an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.
            6.7 No Actions, Etc. To the knowledge of the executive officers and/or directors of the Bank, there are no actions, suits, claims, proceedings or investigations pending or threatened or contemplated against or relating to the Bank of any of its properties which, individually or in the aggregate, could materially and adversely affect the financial condition, businesses, properties or results of operations of the Bank, taken as a whole, or the ability of the Bank to consummate the transactions contemplated hereby, and such officers and directors do not know of any basis for any such action or proceeding. To the knowledge of the executive officers and/or directors of the Bank, the Bank is not transacting business in violation of any applicable law or regulation which could materially adversely affect the financial condition, businesses, properties or results of operations of the Bank, taken as a whole, or the ability of the parties to consummate the transactions contemplated hereby.
            6.8 Capitalization. The authorized capital stock of the Bank consists of 500 shares of common stock, par value of $100 per share, all of which shares are issued and outstanding as of the date hereof, and are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of preemptive rights. There are no options, warrants, calls, reservations for issuance or commitments of any kind relating to, or securities convertible into, the common stock of the Bank.

            6.9 Copies of All Contracts, Leases, Etc. The Bank has furnished or made available or will promptly furnish or make available to Buyer true and complete copies of all material contracts, leases and other agreements to which the Bank is a party or by which it is bound, and has listed on the Disclosure Schedule and will furnish to Buyer true and complete copies of all employment, pension, retirement, stock option, employee stock option, profit sharing, deferred compensation, consultant, bonus, group insurance or similar plans with respect to any of the directors, officers or other employees of the Bank.
            6.10 Undisclosed Liabilities. Except as previously disclosed to the Buyer, the Bank has no material liabilities other than those liabilities disclosed on or provided for in the balance sheet as of December 31, 2004, and liabilities incurred since such date in the ordinary course of business consistent with past practices.
            6.11 Title to Properties. The Bank has good and marketable title to all its property and assets set forth in its balance sheets as of December 31, 2004, except property and assets sold or otherwise disposed of since December 31, 2004, in the ordinary course of business, subject to no liens, mortgages, pledges, encumbrances or charges of any kind except liens reflected on said balance sheet and except liens for taxes and assessments not delinquent, pledges to secure deposits and such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected on said balance sheet and which do not interfere with or impair its present or continued use, and all of their material leases are in full force and effect, and the Bank is not in default in any material respect thereunder.

            6.12 Absence of Regulatory Actions. Except as disclosed to Buyer, the Bank is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, federal governmental authorities charged with the supervision or regulation of its operations of, nor has it been advised by any such governmental authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.
            6.13  Employee Benefits.
                  (a) For purposes of this Agreement, the following definitions shall apply:
                        (1) "Employee Pension Benefit Plan" has the meaning as set forth in ERISA ss. 3(2).
                        (2) "Employee Welfare Benefit Plan" has the meaning set forth in ERISA ss. 3(1).
                        (3) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.
                        (4) "Multiemployer Plan" shall mean a plan described in ss. 3(37) and/or ss. 4001(a)(3) of ERISA.
                        (5) "Bank Retirement Plan" shall mean any retirement plan adopted by the Bank.
                        (6) "Bank Employee" means an employee of the Bank.

                        (7) "Employee Benefit Plan(s)" means any one or more of the following in which a Bank Employee is a participant in or benefits from as a result of his employment (whether current or past): (a) Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan, or (c) any other deferred compensation plan, bonus plan, incentive, disability or group insurance plan, stock option plan, employee stock purchase plan, vacation plan, severance plan, sick leave plan or policy, holiday plan or policy, maternity leave or policy, or any other benefit plan, program, agreement (including employment and severance agreements), arrangements or commitments of any kind, whether or not subject to the requirements of ERISA.
                        (8) "Code" means the Internal Revenue Code of 1986, as amended.
                        (9) "Control Group" shall mean a controlled group of corporations within the meaning of ss. 414(b) of the Internal Revenue Code and entitles under common control within the meaning of ss. 414(c) of the Internal Revenue Code.
                  (b) Neither currently nor at any time during the preceding five calendar years has the Bank, or any entity which was in the same Control Group with the Bank at any time during such five-year period, or its subsidiaries, (i) contributed to or had any obligation to contribute to any Multiemployer Plan; or (ii) contributed to or had any obligation to contribute to any other plan subject to Title IV of ERISA other than, if applicable, the Bank Retirement Plan.
                  (c) Each Employee Benefit Plan will be listed in the Disclosure Schedule, and copies of such plans and accompanying Summary Plan Descriptions, if required, have been furnished to Buyer.

                  (d) Each of the Employee Benefit Plans has been administered in all material respects in compliance with the applicable requirements of ERISA, the Code, other federal statutes, applicable federal regulations, applicable State law (including without limitation State insurance law) and in accordance with its terms. Any Bank Retirement Plan has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of the Rev. Proc. 93-39), and the Bank is not aware of any circumstances likely to result in revocation of such favorable determination letters. All reports required by any governmental agency with respect to each such Employee Benefit Plan has been timely and properly filed and to the extent required, furnished to the participants in such plan. The Bank has paid all costs, benefits, premiums, contributions and any other amounts required or coming due in connection with the Employee Benefit Plans, and no accumulated funding deficiency, as defined in ss. 302(a)(2) of ERISA, exists with respect to any Employee Benefit Plan. To the best of its knowledge, neither the Bank nor any fiduciary of any Employee Benefit Plan, has engaged in: (i) a transaction that would subject the Bank to any tax, penalty or liability for prohibited transactions imposed by ERISA or by ss. 4975 of the Code, or (ii) any transaction in violation of ss. 406(a) or ss. 406(b) of ERISA (for which no exemption exists under ss. 408 of ERISA).
                  (e) With the exception of Employee Pension Benefit Plans and except as set forth in the Disclosure Schedule, none of the benefits provided under any of the Employee Benefit Plans are vested, and the Bank retains full authority to terminate or amend any of the Employee Benefit Plans.

                  (f) Each Employee Benefit Plan, other than the Bank Retirement Plan, is either fully insured and all premiums have been timely paid or, if not fully insured, adequate reserves have been established on the books of the Bank in connection with such benefits, and all required contributions have been made to such plans.
                  (g) With the exception of the Bank Retirement Plan, no Employee Benefit Plan is subject to the provisions of Title IV of ERISA. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Bank with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of ss. 401(a)(15) of ERISA, currently or formerly maintained by either of them, or the single-employer plan of any entity which is or was in the same Control Group as the Bank. No notice of a "reportable event," within the meaning of ss. 4043 of ERISA for which the thirty-day reporting requirement has not been waived, has been required to be filed for the Bank Retirement Plan within the twelve-month period ending on the date hereof.
                  (h) The Bank represents and warrants that as of December 31, 2004, the actuarially determined present value of all "benefit liabilities," within the meaning of ss. 401(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Bank Retirement Plan's most recent actuarial valuation), did not exceed the then current value of the assets of the Bank Retirement Plan. The Bank further warrants and represents that it has taken no action since that date by amendment of that plan or otherwise, to increase the actuarially determined present value of the benefit liabilities of the Bank Retirement Plan except with respect to changes in normal eligibility resulting from increased terms of service or compensation charges.

                  (i) As of the Effective Date, the Bank Retirement Plan will be terminated. The parties agree that at a minimum, participants in the Bank Retirement Plan will be entitled to their vested accrued benefit under that plan as of the Effective Date plus such retirement benefits to which they shall be entitled to for years of service with Buyer subsequent to the Effective Date under the Retirement Plan offered by Buyer's subsidiary, The Grant County Bank ("Grant Retirement Plan"). It is specifically understood that Bank Employees shall not be entitled to any past service for benefit accrual purposes under the Grant Retirement Plan. It is further specifically understood that, notwithstanding any provision hereof to the contrary, the Bank Employees shall be employees at-will and that after the Effective Date, Buyer may alter, amend, or terminate any of their benefit programs covering such employees, or the employment of any of such employees.
                  (j) There has not been any (i) termination of the Bank Retirement Plan, or (ii) the commencement of any proceeding to terminate such plan pursuant to ERISA, or otherwise, or (iii) written notice given to the Bank of the intention to commence or seek the commencement of any such proceeding.
            6.14 Labor Disputes. The Bank is not directly or indirectly involved in or to the knowledge of any of them threatened with any labor dispute or trouble or organizational effort, including, without limitation, matters regarding actual or alleged discrimination by reason of race, creed, sex, disability or national origin, which might materially and adversely affect the financial condition, assets, businesses or results of operations of the Bank. The Bank is not a party to, nor has it ever been a party to, any collective bargaining agreement.

            6.15 Reserve For Possible Loan Losses. The reserves for possible loan losses shown on the balance sheet of the Bank as of December 31, 2004, and June 30, 2005, are adequate as of the dates thereof. The reserve for possible loan losses to be shown on the balance sheet of the Bank as of future periods, if any, will be adequate as of the dates thereof.
            6.16  Knowledge as to Conditions.  As of the date hereof:
                  (a) The Bank knows of no reason relating to the Bank why the approvals, consents and waivers of governmental authorities referred to in Sections 9.1(b) and 9.1(c) should not be obtained in a timely manner and without the imposition of a condition of the type referred to in Section 9.1(g); and
                  (b) The Bank is not aware of any conditions or provisions of any actions, reports of examinations or similar regulatory reports or findings which is anticipated to delay or precludes the Bank from entering into the Agreement or obtaining prompt regulatory approval of all applications to be filed in connection with the transaction contemplated by this Agreement, including but not limited to compliance with the federal or West Virginia Community Reinvestment Acts ("CRA").
            6.17  Taxes.
                  (a) The Bank has filed on a timely basis all federal income tax returns and all other federal, state, municipal and other tax returns which it is required to file, and has paid all taxes shown to be due on such returns and has adequately reserved for all current taxes;
                  (b) Neither the Internal Revenue Service nor any other taxing authority is now asserting against the Bank, or, to its knowledge, threatening to assert against the Bank, any deficiency or claim for additional taxes, interest or penalty;

                  (c) There is no pending, or to the knowledge of the Bank, threatened examination of the federal income tax returns of the Bank and, except for tax years still subject to the assessment and collection of additional federal income taxes under the three-year period of limitations prescribed in ss. 6501(a) of the Internal Revenue Code, no tax year of the Bank remains open to the assessment and collection of additional federal income taxes; and
                  (d) There is no pending or, to the knowledge of the Bank, threatened examination of state tax (the "West Virginia Taxes") returns of the Bank and, except for tax years still subject to the assessment and collection of additional West Virginia Taxes under the applicable statutes of limitations, no tax year of the Bank remains open to the assessment and collection of additional taxes.
            6.18  Absence of Certain Changes.  Since December 31, 2004:
                  (a) There has not been any damage, destruction or loss by reason of fire, flood, accident or other casualty (whether insured or not insured) materially and adversely affecting the assets, financial condition or operations of the Bank;
                  (b) Except in the ordinary course of business, the Bank has not disposed of, or agreed to dispose of, any of its material properties or assets, nor has it leased to others, or agreed to so lease, any of such material properties or assets;
                  (c) There has not been any change in the authorized, issued or outstanding capital stock of the Bank, or any material change in the outstanding debt of the Bank, other than changes due to payments in accordance with the terms of such debt and any Federal Home Loan Bank advances and reverse repurchase agreements to meet funding needs of the Bank in the ordinary course of business;

                  (d) Except as set forth in the Disclosure Schedule, no change has occurred in the personnel who are key personnel with respect to the operations of the Bank, nor has there been any increase in the compensation or fees payable by the Bank to its directors, officers or employees other than increases in the ordinary course of business in accordance with the personnel policies of the Bank, or any material increase in any bonus, insurance, pension or other Employee Benefit Plan, payment or arrangement for or with any of such directors, officers or employees, and the Bank has entered into no employment agreements;
                  (e) The Bank has not made any material loan or advance other than in the ordinary course of business;
                  (f) The Bank has not made any expenditure or major commitment for the purchase, acquisition, construction or improvement of any material asset or assets which in the aggregate would be material;
                  (g) The Bank has not entered into any other material transaction, contract or lease or incurred any other material obligation or liability;
                  (h) The Bank has not incurred any unusual or extraordinary loan losses;
                  (i) There has not been any other event, condition or development of any kind which materially and adversely affects the assets, financial condition or results of operations of the Bank, taken as a whole, and the Bank has no knowledge of any such event, condition or development which may materially and adversely affect the assets, financial condition or operations of the Bank, taken as a whole; and

                  (j) The Bank is, and has been, in substantial compliance with all environmental laws and regulations, and there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending, or, to the knowledge of the Bank, threatened, before any court, governmental agency or board or other forum against the Bank for alleged noncompliance with, or liability under, any environmental law or relating to the release into the environment of any hazardous material or oil.
            6.19 Negative Covenants. Except as otherwise expressly contemplated hereby, between the date hereof and the Closing, or the time when this Agreement terminates as provided herein, the Bank will not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld:
                  (a) Make any change in its authorized capital stock or corporate structure;
                  (b) Issue any shares of its capital stock, securities convertible into its common stock or any long-term debt securities;
                  (c) Issue or grant any options, warrants or other rights to purchase shares of its capital stock;
                  (d) Declare or pay any dividends or other distributions on any shares of common stock;
                  (e) Purchase, redeem or otherwise acquire, or agree to purchase, redeem or acquire, for consideration any shares of its capital stock, securities convertible into its common stock or any long-term debt securities;

                  (f) Enter into or amend (except as otherwise specifically contemplated by this Agreement or disclosed in the Disclosure Schedule) any employment agreement or any Employee Benefit Plan, consultant, or similar plan in respect of any of its directors, officers or other employees or increase its contribution to any Employee Benefit Plan;
                  (g) Take any action materially and adversely affecting the transactions contemplated hereby or this Agreement or the financial condition, businesses, properties or results of operations of the Bank;
                  (h) Acquire any other company or acquire any branch or deposits or, other than in the ordinary course of business, any assets of any other company;
                  (i) Mortgage, pledge or subject to a lien or any other encumbrance any of its assets, dispose of any of its assets, incur or cancel any debts or claims or take any other action not in the ordinary course of its business as heretofore conducted;
                  (j) Amend its Articles of Association or Bylaws;
                  (k) Sell, pledge or otherwise dispose of or encumber any of its stock, or any of the stock of its subsidiary, or change the capital structure of any of them;
                  (l) Sell any securities from its investment portfolio, except in the ordinary course of business;
                  (m) Increase the compensation of or pay any benefit to any director, officer or employee prospectively or retroactively other than in the ordinary course of business consistent with past practices and, in any event, in the aggregate not in excess of 5% of the total salary expense of the Bank; or
                  (n) Enter into any agreement to do any of the foregoing.

                  6.20 Additional Covenants. Except as otherwise contemplated by this Agreement, the Bank covenants and agrees:
                  (a) That, subsequent to the date of this Agreement and prior to the Closing, it will operate its business only in the normal course and in a normal manner consistent with past practices;
                  (b) That it will take no action which would adversely affect or delay the ability of Buyer to obtain any necessary approvals, consents or waivers of any governmental authority required for the transaction contemplated hereby or to perform its covenants and agreements on a timely basis under this Agreement;
                  (c) That immediately upon the execution of this Agreement it will direct its accountants and attorneys to give Buyer access, upon reasonable notice, to all relevant and material information, documents and working papers pertaining to the Bank that Buyer may reasonably request;
                  (d) That it will use its reasonable best efforts in good faith to take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated herein at the earliest possible date and cooperate fully with the other parties to that end;
                  (e) That neither the Bank nor its directors, officers or representatives or agents will, directly or indirectly, take any action to solicit, support or encourage any offer or proposal from any other person to acquire the Bank or its assets, or shares of its common stock, or engage in negotiations with or provide information to such person with respect to such offer or proposal.

                  (f) That it will promptly advise Buyer of any material adverse change in the financial condition, assets, businesses, results of operations or prospects of the Bank, and any material breach of any representation, warranty, covenant or agreement made by the Bank in this Agreement;
                  (g) That it will maintain in full force and effect adequate fire, casualty, public liability, employer fidelity and other insurance coverage in accordance with prudent practices to protect the Bank against losses for which insurance can reasonably be obtained;
                  (h) That it will consult with Buyer as to the form and substance of any press release or other public disclosure concerning matters related hereto, and, except as required by law or within good faith, shall not issue such release or disclosure without the consent of Buyer; and
                  (i) That it will enforce its rights under, and the provisions of, all confidentiality agreements it has or may have with third parties.

                                   ARTICLE VII
                       INVESTIGATION AND CONFIDENTIALITY

           7.1 Investigation. Prior to the Closing, Buyer may directly and through representatives, make such reasonable investigation of the assets and business of the Bank as deemed necessary or advisable. Each party and its representatives shall have, at reasonable times after the date of execution hereof, during normal business hours and upon reasonable request, full access to the premises and to all the relevant and material books and records of the other party and its subsidiaries.

            7.2 Confidentiality. Buyer agrees to treat as strictly confidential and agree not to divulge to any other person, natural or corporate (other than employees of, and attorneys and accountants for, such party) any proprietary financial statements, schedules, contracts, agreements, instruments, papers, documents and other information relating to the Bank by which either may come to know or which may come into the possession of either during the course of its investigation in connection with the transaction contemplated hereby, of the Bank, and, if the purchase contemplated hereby are not consummated for any reason, Buyer agree promptly to return to the Bank all written proprietary material furnished in connection with such investigation; and thereafter all such information shall continue to not be disclosed by Buyer and the directors, officers, employees, or advisors of either to third parties without the written consent of the Bank.

                                  ARTICLE VIII
                NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

            The representations and warranties included or provided herein shall not survive the Closing, except the representations and warranties contained in
Article IV hereof.

                                  ARTICLE IX
                     CONDITIONS PRECEDENT; EFFECTIVE DATE

            9.1   Conditions   Precedent.   The consummation of this Agreement
and  the purchase is conditioned upon the following:
                  (a) The holders of at least 80% of the issued and outstanding shares of the capital stock of the Bank shall have signed this Agreement and sold their shares;

                  (b) No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement;
                  (c) The FRB, the FDIC, and the West Virginia Board of Banking and Financial Institutions and the OCC, if applicable, shall have approved the transactions contemplated herein;
                  (d) All other consents, approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured;
                  (e) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the transactions contemplated in this Agreement shall have expired;
                  (f) Unless waived by Buyer, the approvals referred to in subparagraphs (b), (c) and (d) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Buyer or the Bank, taken as a whole, and shall not have imposed any other condition which Buyer reasonably deems to be materially disadvantageous or burdensome;

                  (g) Unless waived by Buyer, the representations and warranties of the Sellers and the Bank contained in this Agreement shall be correct on and as of the Closing in all material respects with the same effect as though made on and as of such date, except as affected by the transactions contemplated by this Agreement and except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of the Bank, and the Sellers and the Bank shall have performed in all material respects all its obligations and agreements hereunder theretofore to be performed by it or them; and Buyer shall have received at Closing an appropriate certificate to the foregoing effect dated the Closing Date and executed on behalf of the Bank by one or more appropriate executive officers;
                  (h) Unless waived by the Bank and Sellers, the representations and warranties of Buyer contained in this Agreement shall be correct on and as of the Closing Date in all material respects with the same effect as though made on and as of such date, except as affected by the transactions contemplated by this Agreement, and Buyer shall have performed in all material respects all of its obligations and agreement hereunder theretofore to be performed by it; and the Bank and Sellers shall have received on the Closing Date an appropriate certificate to the foregoing effect dated the Closing Date and executed on behalf of Buyer by one or more appropriate executive officers;
                  (i) Buyer shall have received from legal counsel to the Bank a written opinion pertaining to the transactions herein provided for, dated the Closing Date, in form and substance acceptable to counsel for Sellers and the Bank, and the Bank shall have received from legal counsel to Buyer a customary written opinion pertaining to the transactions herein provided for, dated the Closing Date, in form and substance acceptable to counsel for the Bank;

                  (j) The members of the Board of Directors of the Bank shall execute agreements agreeing to resign as directors on the request of Buyer and waiving claims against and indemnifying the Bank and Buyer with respect to the Employment Agreement of the Bank's current President and Chief Executive Officer; provided, however, that Buyer will perform its obligations as set forth in such employment agreement; and
                  (k) Unless waived by Buyer, Buyer shall have received an opinion from its legal counsel with respect to the tax effects of the transactions contemplated herein which is acceptable to Buyer, in its discretion.

                                    ARTICLE X
                           TERMINATION OF AGREEMENT

            10.1  Grounds   for   Termination.   This Agreement and the
transactions contemplated hereby may be terminated at any time prior to the Closing Date:
                  (a) By mutual consent of the parties;
                  (b) By Buyer if there has been a material misrepresentation or breach of warranty in the representations and warranties of Sellers and/or the Bank set forth herein, or by Sellers and/or the Bank if there has been a material misrepresentation or breach of warranty in the representations and warranties of Buyer set forth herein, which material misrepresentation or breach of warranty has not been cured to the satisfaction of the non-breaching party within thirty days thereof;
                  (c) By any party upon written notice to the other parties, if the Closing Date does not occur on or before midnight on December 31, 2005;

                  (d) By any party if any transaction contemplated herein shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction;
                  (e) In the event that the Disclosure Schedule or Buyer's investigation of the Bank discloses matters which Buyer in good faith believes either (i) to be inconsistent in any material and adverse respect with any of the representations or warranties of Sellers or the Bank (without giving effect to the Disclosure Schedule), or (ii) in the reasonable judgment of Buyer either
(A) to be of such significance as to materially and adversely affect the financial condition or results of operations of the Bank, taken as a whole, or
(B) to deviate materially and adversely from the financial statements for the year ended December 31, 2004, of the Bank, Buyer may elect to terminate this Agreement by giving notice of termination to the parties within or at the end of the sixty-day period following the date of the delivery by the Bank to Buyer of the Disclosure Schedule;
                  (f) By Buyer, unless waived, if the holders of 20% or more of Bank Common Stock, do not execute this Agreement.
            10.2 Effect of Termination; Right to Proceed. In the event this Agreement shall be terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate (other than this Section
10.2 and Sections 7.2, 10.3, 17.2 and 17.3 hereof, all of which shall remain in full force and effect) without further liability of the parties to one another, except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

            10.3 Return of Documents in Event of Termination. In the event of the termination of this Agreement for any reason, each party shall forthwith deliver to the other all documents, work papers and other material obtained from it relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, including information obtained pursuant to Section 7 hereof, and will take reasonable steps to have any information so obtained kept confidential.

                                   ARTICLE XI
                                 BROKERS, ETC.

            The Bank represents and warrants to Buyer that no broker, or finder, or financial analyst has been employed by the Bank or is entitled to a fee, commission or other compensation from the Bank, with respect to this Agreement or the transactions contemplated hereby.

                                  ARTICLE XII
                    GOVERNING LAW; SUCCESSORS AND ASSIGNS;
                        COUNTERPARTS; ENTIRE AGREEMENT

            This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia; (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this Agreement may not be assigned by Sellers or the Bank without the prior written consent of Buyer; (c) may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective and binding when one or more counterparts shall have been signed and delivered; and (d) embodies the entire agreements and understandings between the parties relating to the subject matter hereof.

                                  ARTICLE XIII
                               EFFECT OF CAPTIONS

            The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

                                   ARTICLE XIV
                                  SEVERABILITY

            The Parties expressly agree that it is not the intention of any party to violate any public policy, law, rule, regulation, treaty or decision of any government or agency thereof of any state or country. If any provision of this Agreement is judicially or administratively interpreted to be in violation of any such provision in any state or country, such provisions, sentences, words, clauses or combination thereof shall be inoperative in each such state or country; and the remainder of this Agreement shall remain binding upon the parties hereto in each such state or country with this Agreement as a whole unaffected elsewhere.

                                   ARTICLE XV
                                    NOTICES

            Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, or by facsimile addressed as follows:

                  To Buyer:

                        Highlands Bankshares, Inc.
                        3 North Main Street
                        P. O. Box 929
                        Petersburg, West Virginia   26847
                        Attention:  Clarence E. Porter
                        Fax No.:   (304) 257-4386

                  With a copy to:

                        Charles D. Dunbar, Esquire
                        Jackson Kelly PLLC
                        1600 Laidley Tower (Zip 25301)
                        P. O. Box 553
                        Charleston, West Virginia   25322
                        Fax No.:   (304) 340-1080

                  To Sellers and the Bank:

                        The National Bank of Davis
                        William Avenue (Zip 26266)
                        P.O. Box 517
                        Davis, West Virginia   26260
                        Attn:  T. L. Holipski
                        Fax No.:  (304) 259-5649

                  With copies to:

                        John W. Cooper, Esquire
                        Cooper Preston & Douglas PLLC
                        P.O. Box 365 Parsons, West Virginia 26287
                        Fax No.: (304) 478-4601

                        and

                        J. Cecil Jarvis, Esquire McNeer Highland McMunn & Varner P.O. Drawer 2040 Clarksburg, West Virginia 26302-2040 Fax No.: (304) 623-3035

or such other addresses as shall be furnished in writing by either party to the other party. Any such notice or communication shall be deemed to have been given as of the date so mailed or transmitted by facsimile.

                                  ARTICLE XVI
                                  AMENDMENTS

            The Agreement may be amended by the written agreement of the parties at any time prior to the Closing Date with respect to any of the terms contained herein.

                                 ARTICLE XVII
                                   EXPENSES

            17.1 General. Except as otherwise provided herein, each of the parties hereto agrees to pay, without a right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith.

            17.2 Expenses of Buyer. In addition to any other remedy provided by law, the Bank hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by Buyer pursuant to Section 10.1(b) or 10.1(e) as a result of a willful breach by the Bank or Sellers, the Bank shall promptly (and in any event within ten (10) business days after such termination) pay all Expenses of Buyer. "Expenses of Buyer" as used in this Section 17.2 shall include all reasonable in amount and reasonably incurred out-of-pocket expenses of Buyer (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Buyer) incurred by it or on its behalf in connection with its preparations regarding the transactions contemplated by this Agreement.
            17.3 Expenses of the Bank. In addition to any other remedy provided by law, Buyer hereby agrees that if this Agreement or the transactions contemplated hereby are terminated by the Bank or Sellers pursuant to Section 10.1(b) or 10.1(f) as a result of a willful breach by Buyer, Buyer shall promptly (and in any event within ten business days after such termination) pay all Expenses of the Bank. For purposes of this Section 17.3, the "Expenses of the Bank" shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants of the Bank) incurred by it or on its behalf in connection with its preparations regarding the transactions contemplated by this Agreement.

                                  ARTICLE XVIII
               AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS

            The parties each agree to use their reasonable best efforts to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
            IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed on its behalf by its officers thereunto duly authorized all as of the day and year first written above.

                                         HIGHLANDS BANKSHARES, INC.
                                         a West Virginia corporation


                                         By: /s/ John G. Van Meter
                                         -------------------------------------
                                         Its: Chairman of The Board of Directors


                                         THE NATIONAL BANK OF DAVIS,
                                         a national banking association


                                         By: /s/ T. L. Holipski
                                             ---------------------------------
                                         Its: President
                                             ----------------------------------

              (signatures of individual shareholders omitted)